EXHIBIT 20

January 12, 1996

                          NEWS RELEASE


              AMES REPORTS DECEMBER PROFITABILITY;
        IMPLEMENTS STRATEGIC COST-REDUCTION INITIATIVES;
               BANK GROUP AGREES TO NEW COVENANTS


ROCKY HILL, Conn. -- Ames Department Stores, Inc. (NASDAQ: AMES), in a Form 8-K filed today with the Securities and Exchange Commission, reported a net income of $30.4 million for the five weeks ended December
30, 1995, $1.8 million better than the net income for the period projected in the company's business plan filed on a Form 8-K filed on August 18, 1995.
The net income was $34.6 million for fiscal December 1994.  While
December 1995 net sales were $21.2 million below plan, the impact on net income results was minimized by a higher-than-planned gross margin rate; lower-than-planned expenses; and a $3 million, earlier-than-planned, gain from the sale and leaseback of a property.

Net income for the 48-week year-to-date period was $25.5 million, compared with the business plan projection of $25.3 million. The net income was $28.2 million in the same period last year.

President and Chief Executive Officer Joseph R. Ettore, said, "We are pleased that through the use of strong controls, year-to-date total expenses were $18.8 million below plan and December month-end merchandise inventories were $4.9 million below plan and $24.8 million lower than last year."

Ames also said that it will implement a series of strategic cost-reduction initiatives, in part, to enable it to pursue potential growth opportunities. Among other things, the company will close 17 underperforming Ames stores by early March; reduce headcount at headquarters by eliminating 71 positions; and improve distribution center efficiencies. The company plans to take a one-time charge of approximately $20 million in the fourth quarter of fiscal 1995 to provide for the store closings and staffing reductions. [EDITOR'S NOTE SEE LIST OF THE 17 AMES STORES BELOW.]

Under the terms of its $300 million revolving credit agreement, the company's bank group, led by BankAmerica Business Credit as agent, has agreed to amend certain covenants and provisions of the agreement, enabling Ames to pursue potential growth opportunities.

                             -more-

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Ettore said, "We are positioning the company so that it may actively pursue growth opportunities arising in the regional discount industry. Such opportunities would allow Ames to increase sales and improve the productivity of the store base -- and benefit from the resulting operating leverage -- while upgrading fundamentals, such as store locations, merchandise assortments and technology. The closing of these underperforming stores is one step in the execution of this strategy. At the same time, we are actively evaluating a number of available locations for potential new store openings."

Ames, which operates 307 stores in 14 Northeastern states and the District of Columbia, is the nation's fifth-largest discount retailer, with annual total sales of $2.2 billion.



              17 CLOSING AMES STORES


              MAINE:         Caribou
                             Houlton
                             Madawaska
                             Presque Isle
                             Skowhegan

              NEW YORK:      Batavia
                             Greece
                             Lockport
                             Niagara Falls
                             Ogdensburg
                             Rochester (2 stores)
                             Rome
                             Warsaw
                             Waterloo
                             Webster

              PENNSYLVANIA:  Mansfield



                           ###


                        Contacts:

               Marge Wyrwas - (203) 257-2659
               Bill Roberts - (203) 257-2666
               Lynn Riemer - (203) 257-2655


FOR FAX COPIES OF AMES' MOST-RECENT NEWS RELEASES, DIAL 800-758-5804,
                                                   Ext. 036787.



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